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                                                                    EXHIBIT 99.1


                  ASPEN TECHNOLOGY AUGMENTS BOARD OF DIRECTORS

NAMES STEPHEN BROWN, CHAIRMAN OF JOHN HANCOCK FINANCIAL SERVICES, AND STEPHEN JENNINGS, DIRECTOR OF MONITOR GROUP AS NEWEST MEMBERS

CAMBRIDGE, Mass., June 26, 2000 /PRNewswire/ -- Aspen Technology, Inc. (Nasdaq:
AZPN), the leading provider of enterprise optimization and extended supply chain solutions for the process industries, today announced that two new members will join its Board of Directors, effective on July 1, 2000, the first day of its fiscal year 2001. These individuals bring to AspenTech's Board extensive senior executive and governance experience, as well as acknowledged expertise in developing strategies and solutions to enhance corporate competitiveness.

Stephen L. Brown is Chairman of John Hancock Financial Services, Inc., and served as Chief Executive Officer for the past eight years. Boston-based John Hancock and its subsidiaries have more than $128 billion in assets under management and over 9,700 employees in 7 countries. Prior to his position as Chief Executive Officer, Brown served as President, as well as Chief Investment Officer. Brown has been a member of the John Hancock board of directors since 1982 and has overseen the company's successful diversification into a broad range of financial services businesses, as well as the recent transformation to a publicly traded company. In addition to membership on many industry association committees, as well as numerous civic, educational, and community organization boards, Brown is a former director of the Federal Reserve Bank of Boston, and serves as a director of Ionics, Incorporated, a trustee of CareGroup, a trustee of the Alfred P. Sloan Foundation, and a member of the executive committee of Massachusetts Capital Resource Company.

Stephen M. Jennings is a Director of the Monitor Group, where he is a member of the Office of the Chairman and of the Consulting Group's Global Operating Executive Committee. Monitor Group is a Boston-based family of professional services firms dedicated to providing products and services that fundamentally enhance the competitiveness of its clients, with more than 850 professionals in 25 offices around the world. Jennings joined Monitor as a consultant in 1988 and was elected a Director in 1995. As a member of the Monitor management group, Jennings currently has responsibility for North American operations. His client relationships span a variety of industries, including pharmaceuticals, financial services, consumer goods manufacturing, and primary metals, and his experience includes development of corporate strategy, as well as enhancement of shareholder value. Jennings presently serves as a director of LTX Corporation, a Massachusetts-based semiconductor test equipment manufacturer.

The terms for both Brown and Jennings will expire at the Annual Meeting in 2002. Their addition fills the board seat being vacated by Alison Ross, who is retiring from Board service but will continue to serve as an advisor to AspenTech, and increases the total number of directors to seven.


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"We are delighted to have attracted two such capable and experienced individuals to join the AspenTech board," said Larry Evans, AspenTech Chairman and Chief Executive Officer. "Steve Brown's stature and extensive senior management experience will be invaluable, as we continue to consider a wide variety of attractive investments in new programs, business models, and technologies. He's been the CEO of a far larger, highly competitive enterprise, and I'm looking forward to his counsel as we chart our strategy for continued growth. Steve Jennings brings tremendous skills and vision, and keen understanding of the business imperatives facing many of our customers. We are fortunate to be able to draw upon his talent and knowledge as we plan new directions for AspenTech."


ABOUT ASPENTECH

Aspen Technology, Inc., is the leading supplier of integrated software and solutions that enable process manufacturers to automate and optimize their plants and extended supply chains, while enabling e-business. With deep process knowledge, best-in-class technology, and strategic alliances with leading business and technology partners, AspenTech offers the industry's broadest family of scaleable solutions, allowing process manufacturers to achieve competitive advantage in the Internet economy. AspenTech's Plantelligence(TM) solutions automate and optimize critical business processes at the plant level. AspenTech's Enterprise Optimization(TM) solutions extend the scope of optimization across the enterprise and extended supply chain. AspenTech eSupply Chain solutions enable manufacturers to link seamlessly to customers, suppliers and on-line trading exchanges, creating a collaborative, flexible extended enterprise. AspenTech employs more than 1,500 people worldwide. For more information visit www.aspentech.com.

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Contact:



Lisa Zappala

Aspen Technology, Inc.

(617) 949-1387